Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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The Board of Directors
Jacksonville Bancorp, Inc.


We consent to the incorporation by reference in this registration statement on Form S-8 of Jacksonville Bancorp, Inc. of our report dated March 11, 2009, on our audits of the consolidated balance sheets of Jacksonville Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the two-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Jacksonville Bancorp, Inc.

/s/ BKD, LLP

Decatur, Illinois
September 14, 2009